WAYNE BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                               Quarter           Twelve Months
                                                Ended                Ended
                                          December 31, 1996    December 31, 1996
                                          -----------------    -----------------
Net income applicable to common stock        $      635           $      666
                                             ==========           ==========
Primary Earnings Per Share

Average number of common shares
 outstanding                                  2,052,872            2,052,872
                                              =========            =========

Primary Earnings Per Share                        $0.31                $0.01
                                                  =====                =====


Note: Primary earnings per share was calculated by dividing net income by the average number of common share outstanding. The Company completed its initial public offering on June 27, 1996, and accordingly, per share data is not presented for any periods prior to the year ended December 31, 1996.